EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

February 27, 2013

Delaware Group Equity Funds I
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”), agrees that in order to improve the performance of Delaware Mid Cap Value Fund (the “Fund”), a series of Delaware Group Equity Funds I, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A and Class R shares, so that the Fund’s Rule 12b-1 (distribution) fees with respect to its Class A and Class R shares will not exceed 0.25% and 0.50% of its average daily net assets for the period February 28, 2013 through February 28, 2014.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	Executive Vice President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds I

By:	/s/Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	February 27, 2013